THE PRUDENTIAL [Logo]                                    December 31, 1989



                    AMENDMENT TO BE ATTACHED TO AND MADE A PART OF
                                GROUP ANNUITY CONTRACTS


                                   (the "Contracts")
                            ISSUED TO THE CONTRACT-HOLDER
                                         BY

                       THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
                                   (the "Prudential")


     The Group Annuity Contracts provide that the Contracts may be amended by agreement between the Contract-Holder and Prudential. Therefore, by mutual agreement between the signatories below, the contract is hereby amended in the following respects:

     1. Transfer Contributions: Effective January 1, 1987, the following amounts may be transferred to and paid as a contribution under the Contracts for a Participant:

          (a) an amount which qualifies as a rollover contribution pursuant to the Internal Revenue Code of 1986, as amended (the "Code"); or

          (b) an amount which arises from a Participant's interest in another eligible deferred compensation plan pursuant to Code Section 457(d)(10).

          The Prudential may require proof that all amounts transferred to the Contracts meet the requirements of the Code and any applicable Rulings or Regulations issued by the Internal Revenue Service.

     2. Death Payments: Effective January 1, 1987, death benefits payable under the Contracts on behalf of the Participant's Beneficiary prior to the date on which distributions have commenced for the Participant pursuant to item 4. below, will be paid as set forth in this item 2. Death benefits payable under the Contracts on behalf of the Participant's Beneficiary on or after the date on which distributions have commenced for the Participant pursuant to item 4. below will be paid as set forth in item 4. below.

          The Beneficiary may elect payment in any of the following forms, unless the Participant has directed otherwise or unless the Plan provides otherwise:

          (a)  a lump sum;

          (b) an annuity form described in the Contracts, other than one which provides for payment after the death of the Annuitant to a Contingent Annuitant;







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          (c)  any other settlement method to which Prudential consents and which is not contrary to the terms of the Plan; or

          (d)  a combination of all or any two of (a), (b) and (c) above.

          All payments made pursuant to this item 2. will be made to the Contract-Holder, except as otherwise provided in the Contracts. In addition, the Contract-Holder shall retain all rights with respect to any annuity purchased on behalf of the Beneficiary.

          Any form of distribution paid pursuant to this item 2. will meet the requirements of Code Sections 401(a)(9) and 457(d) and the Regulations issued thereunder.

     3. Transfers to Another Financial Institution: Effective January 1, 1987, the Contract-Holder may transfer, pursuant to the request of a Participant, a portion of such Participant's Account(s) to another financial institution, if such transfer is permitted by the terms of the Plan. Such transfer will be permitted on the same basis as partial transfers are permitted between Related Contracts (i.e., companion contracts) under the Contracts, except that any charges otherwise applicable to withdrawals under the Contracts will apply to the amount elected for transfer.

     4. Distributions: Effective January 1, 1987, a Participant may, in accordance with the terms of the Plan, elect to receive a distribution of his Account(s) under the Contracts in any of the following forms:

          (a)  a lump sum;

          (b)  any annuity form described in the Contracts;

          (c) any other settlement method to which Prudential consents and which is not contrary to the terms of the Plan; or

          (d)  a combination of all or any two of (a), (b) and (c) above.

          Any portion of a Participant's Account(s) which is payable as a lump sum will be subject to the withdrawal provisions under the Contracts.

          Payments becoming due to the Beneficiary of a Participant for whom a distribution commenced pursuant to paragraph (c) will continue to be made on behalf of the Beneficiary in the same amount and frequency as such payments were being made for the Participant until the Participant's Account is exhausted, unless the Beneficiary elects a lump sum payment of the remaining portion of the Participant's Account.

          Payments becoming due to the Beneficiary of a Participant for whom an annuity commenced pursuant to paragraph (b) will, unless the Participant has directed otherwise, be paid as provided under the terms of the annuity as described in the Contracts.










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          All payments made pursuant to this item 4. will be made to the
          Contract-Holder, except as otherwise provided in the Contracts. In addition, the Contract-Holder will retain all rights with respect to any annuity purchased on behalf of a Participant.

          Anything in the Contracts to the contrary notwithstanding, any payments made on behalf of a Participant or Beneficiary in accordance with this item 4. will meet the requirements of Code Sections 401(a)(9) and 457(d) and the Regulations issued thereunder.

     5. Annuities: Effective January 1, 1987, all annuities purchased under the Contracts will meet the requirements of Code Sections 401(a)(9) and 457(d) and the Regulations issued thereunder.

     The purpose of this amendment is to meet the requirements of the federal Internal Revenue Code as amended by the Tax Reform Act of 1986.

                                             CONTRACT-HOLDER

                                             ---------------------------------

                                             ---------------------------------


     Dated:                                  By:
           -----------------------------        ------------------------------
                                                Title:


                                             THE PRUDENTIAL INSURANCE COMPANY
                                                       OF AMERICA


     Dated:                                  By:
           -----------------------------         ------------------------------
                                                  Title:



                                             VICE PRESIDENT, CONTRACTS




















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